CONSULTING AGREEMENT

        THIS AGREEMENT (this "Agreement"), dated as of the 1st day of October, 2005, is between ROBERT H. MASKREY, ("Consultant"), and MOOG INC., a New York corporation having an office at East Aurora, New York 14052 ("Moog").

RECITALS

        WHEREAS, Moog is a worldwide designer, manufacturer and integrator of precisions control components and systems; and

        WHEREAS, Consultant is a long-time employee and executive officer of Moog and intends to retire effective September 30, 2005; and

        WHEREAS, Moog wishes to engage Consultant to provide services to Moog and Consultant wishes to be so engaged.

        NOW, THEREFORE, Consultant and Moog agree as follows:

        1. Consulting Engagement. Moog hereby engages Consultant, and Consultant agrees, to provide consulting services on a management and executive level to Moog as an independent contractor and not an employee, on an as-needed basis with respect to such matters relating to the business of Moog as Moog may reasonably request. The services provided by Consultant will be primarily at the offices of Moog in East Aurora, New York, by telephone conference call, electronic communication and such other places or methods as the parties may mutually agree.

        2. Term. The term of this Agreement is for a period of one (1) year from the date hereof (the "Term"). Thereafter, this Agreement will be continued from month-to-month until terminated by either party or thirty (30) days' written notice to the other.

        3. Consulting Fees. Consultant's services hereunder shall not exceed twenty-five (25) hours per month, and Consultant agrees to make himself available to that extent. Hours not used in a particular month will not be carried forward to succeeding months. In consideration for the services to be provided hereunder, Moog will compensate Consultant at the rate of $6,815 per month, payable on the first of every month during the Term of this Agreement and any continuance or extension hereof. For hours worked in excess of twenty-five (25) per month, Consultant will be compensated at the rate of $273.00 per hour. Consultant will submit monthly statements to Moog by the fifteenth (15) day of the month following the month in which the services were performed showing the matters which Consultant was engaged and the time devoted thereto. Moog will reimburse and be responsible for travel and other expenses reasonably incurred by Consultant in connection with the services performed hereunder upon Consultant's submission of expense reports and appropriate receipts.

        4. Confidential Information. Consultant has had access to and in performance of his obligations hereunder will continue to have access to, and has gained knowledge with respect to, trade secrets, know-how, financial results and information, processes and techniques, technical production and cost data, methods of doing business, information concerning customers and suppliers and related confidential and proprietary information that is unique to the Business (such unique information, herein referred to as the "Confidential Information"). The term Confidential Information shall not include any portion of the information which was published or generally available to the public prior to this Agreement, or thereafter becomes published or generally available to the public through no act or fault of Consultant. Consultant agrees not to use or disclose from and after the date hereof any Confidential Information obtained by him in the course of his past operation of Moog's business or while rendering services pursuant to this Agreement.

        5. Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of New York.

        6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

        7. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

/s/ ROBERT H. MASKREY
Robert H. Maskrey

MOOG INC.

By:	/s/ ROBERT T. BRADY, Chief Executive Officer
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